Exhibit 99.1

HOST HOTELS & RESORTS, INC. NAMES GREGORY J. LARSON ITS CHIEF FINANCIAL OFFICER

Bethesda, MD; May 20, 2013  Host Hotels & Resorts, Inc. (NYSE:HST) announced today as part of a broader leadership reorganization, that Gregory J. Larson, its current executive vice president, corporate strategy, has become the chief financial officer of the Company. Struan Robertson, the current chief investment officer, will, in addition to his investment activities, assume leadership of the Company’s disposition efforts.

Mr. Larson, who has been with the Company since 1993, has overseen corporate strategy since 2007, assumed leadership of dispositions in 2011 and has led the investor relations department since 2000. Previously, he served as senior vice president responsible for treasury and corporate finance. His transition to chief financial officer will consolidate all of the Company’s financial activities under his leadership.

Larry K. Harvey, who rejoined the Company in February 2003 and has acted as chief financial officer since 2007, will remain with the Company until the third quarter. He will continue to serve as an executive vice president reporting to our chief executive officer, W. Edward Walter and assist in the transition of the duties to the new chief financial officer.

Mr. Walter stated, “These changes allow us to streamline our organizational structure while continuing to field an industry leading management team. I have worked with Greg throughout my tenure at Host, and I know that his experience and knowledge will provide the Company with strong leadership and continued success in the future.”

Mr. Walter continued, “We sincerely appreciate Larry’s service and the valuable contributions he has made over the years. He has been an important part of the Company’s senior management team.”

Host Hotels & Resorts, Inc. News Release	May 20, 2013

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 103 properties in the United States and 15 properties internationally totaling approximately 62,500 rooms. The Company also holds non-controlling interests in a joint venture in Europe that owns 19 hotels with approximately 6,100 rooms and a joint venture in Asia that owns one hotel with approximately 300 rooms in Australia and a minority interest in two hotels in India and five hotels that are in various stages of development in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

* This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.